EXHIBIT 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Trisenox® Sales Increase 71% over Same Period in 2002,

Marking Six Consecutive Quarters of Sales Growth

Key FDA meeting forms basis for design of XYOTAX™ pivotal trial in ovarian cancer

Oct. 21, 2003 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ: CTIC) reported financial results for the third quarter ended September 30, 2003. Total revenues for the quarter rose approximately 48 percent to $6.5 million compared to $4.4 million in the third quarter of 2002, with net product sales for TRISENOX® (arsenic trioxide) injection increasing by more than 71 percent to $5.9 million compared to $3.5 million for the same period in 2002. License and contract revenues for the quarter ended September 30, 2003 were $629,000 compared to $962,000 for the same period in 2002. Expenses for the quarter rose slightly to $36.3 million from $33.0 million for the third quarter of last year. The increase in expenses was largely due to an increase in research and development expenses related to the phase III XYOTAX™ trials. Net loss for the quarter was $32.1 million or ($0.96) per share, compared to a net loss of $30.4 million or ($0.93) per share for the same period in 2002.

“Growing TRISENOX® product demand has allowed us to report our sixth consecutive quarter of sales growth,” said James A. Bianco, M.D., President and CEO of CTI. “We are actively exploring additional products to leverage our growing commercial hematology business and look forward to a number of key clinical meetings in the fourth quarter highlighting TRISENOX® utility in a wide array of blood related and solid tumor cancers, which we believe will position TRISENOX® for continued growth,” stated Bianco.

In addition to meeting its TRISENOX® sales revenues target for this quarter, CTI has progressed on several key regulatory milestones including the completion of a meeting with the U.S. Food and Drug Administration (FDA) exploring guidelines for a phase III XYOTAX™ trial in front-line ovarian cancer sponsored by the Gynecologic Oncology Group (GOG). The Company has also made significant progress in achieving rapid enrollment in each of its XYOTAX™ phase III trials in non-small cell lung cancer such that it anticipates completion of STELLAR 3 on schedule in the fourth quarter, with STELLAR 4 and STELLAR 2 completing their enrollment at the end of the first and second quarters in 2004 respectively.

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Page 2 of 4	CTI 3Q03 Financials

“With a strong balance sheet, a growing commercial hematology business and several attractive drug candidates in final stages of testing we believe we are uniquely positioned in the biopharmaceutical sector,” said Bianco.

Management Conference Call Scheduled

On Tuesday, October 21, 2003, at 8:30 a.m. Eastern/5:30a.m. Pacific time, members of CTI’s management will host a conference call to discuss third quarter financial results.

The conference call will be accessible by teleconference and audio webcast on the CTI website at www.cticseattle.com. The audio webcast will be archived for post listening two hours after the conference call ends.

The teleconference call-in number for U.S. participants is 1-800-475-3716 and for international participants is 1-719-457-2728.

The replay numbers for the teleconference are 1-888-203-1112 for U.S. participants and 1-719-457-0820 for international participants.

The entry code for callers is 597375.

About Cell Therapeutics, Inc.

Based in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the forward-looking statements contained in this press release include statements about future financial and operating results and risks and uncertainties that could affect CTI’s products and products under development, including TRISENOX® and XYOTAX™. These risks include, but are not limited to, preclinical, clinical, and sales and marketing developments in the biopharmaceutical industry in general and in particular including, without limitation, the potential failure to meet TRISENOX® revenue goals, the potential failure of TRISENOX® to continue to be safe and effective for cancer patients, the potential failure of XYOTAX™ to prove safe and effective for non-small cell lung and ovarian cancers, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling TRISENOX® and CTI’s products under development; and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, S-3, S-4, and 10-Q. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Page 3 of 4	CTI 3Q03 Financials

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For further information please contact:

Investors Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4010 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Media Cell Therapeutics, Inc. Candice Douglass T: 206.272.4472 F: 206.272.4010 E: media@ctiseattle.com www.cticseattle.com/media.htm

Cell Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Product sales	$5,910	$3,450	$15,501	$7,364
License and contract revenues	629	962	2,048	1,576

Total revenues	6,539	4,412	17,549	8,940

Operating expenses:
Cost of product sold	221	164	619	389
Research and development	22,471	17,970	65,123	44,063
Selling, general and administrative	13,282	13,144	39,099	35,410
Amortization of purchased intangibles	334	1,675	1,001	5,026

Total operating expenses	36,308	32,953	105,842	84,888

Loss from operations	(29,769)	(28,541)	(88,293)	(75,948)
Other income (expense):
Investment income	391	970	1,496	4,026
Interest expense	(2,741)	(2,821)	(6,567)	(8,518)

Net loss	$(32,119)	$(30,392)	$(93,364)	$(80,440)

Basic and diluted net loss per common share	$(0.96)	$(0.93)	$(2.80)	$(2.36)

Shares used in calculation of basic and diluted net loss per common share	33,605	32,705	33,297	34,099

Balance Sheet Data:

	(amounts in thousands)

	September 30, 2003	December 31, 2002
Cash, cash equivalents, securities available-for-sale and interest receivable	$127,858	$142,157
Working capital	112,738	129,849
Total assets	173,850	186,780
Convertible debt	190,099	115,100
Shareholders’ equity (deficit)	(46,852)	43,483